[CHARLES CLAYTON LETTERHEAD]
                                ATTORNEY AT LAW

                                                                       Exhibit 5


                                January 29, 1998

TriTec Industries, Inc.
47901 Flying Cloud Drive
Eden Prairie, Minnesota

Gentlemen:

         I have acted as counsel for the company in connection with the preparation of the Registration Statement, and, based on this, I am of the opinion that:

         1. The company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Nevada, with corporate authority to conduct the business in which it is now engaged, and as described in the Registration Statement.

         2. There is not pending, or to the knowledge of counsel, threatened, any action, suit, or proceeding before or by any court or governmental agency or body to which the company is a party, or to which any property of the company is subject, and which, in the opinion of counsel, could result in a material adverse change in the business, business prospects, financial position or results of operations, present or prospective, of the company or of its properties or assets.

         3. There is no liquidation preference for any shareholder, common or preferred, all have the same standing in regard to liquidation.

                                       Cordially,



                                       /s/ CHARLES CLAYTON